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                           SUBSIDIARIES OF THE REGISTRANT


     -      Digital Telecommunication Systems / ZWUT
            Warsaw, Poland
            90% owned

     -      Polish Microwave Incorporated
            Texas
            100% owned

      -     Telereunion, Inc.
            Delaware
            100% owned

      -     Vextro de Mexico
            Mexico City, Mexico
            97% owned by Telereunion, Inc.

      -     Telscape USA, Inc.
            Texas
            100% owned